Exhibit 16




September 17, 2001

Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on September 11, 2001, to be filed by Fab Industries, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



/s/ Ernst & Young LLP